Zones Announces Financial Results for the Three Months Ended March 31, 2005

AUBURN, WA -- 05/05/2005 -- Zones, Inc. (the "Company," "Zones"™) (NASDAQ: ZONS):

--  Net income increased to $0.08 per share from $0.05 per share in Q1
    2004
--  Net sales increased 10.7% over Q1 2004
--  7th consecutive quarter of profitability
Zones, a single-source direct marketing reseller of name-brand information technology products, today announced its results for the three month period ended March 31, 2005. The Company's first quarter net income was $1.1 million, or $0.08 per diluted share, compared with net income of $791,000, or $0.05 per diluted share, for the same quarter a year ago. First quarter 2005 sales grew 10.7% to $126.3 million from $114.1 million in the first quarter of 2004.

"The first quarter results were fundamentally sound," commented Firoz Lalji, president and chief executive officer. "Our sales increased over 10% year over year, but more importantly, we experienced only a slight sequential decline from the fourth quarter of 2004." Lalji continued, "Our first quarter sales are historically more seasonal so I am pleased with the direction of our business this quarter."

Operating Highlights

Consolidated outbound sales increased 18.2% to $120.4 million in the first quarter of 2005 compared to $101.9 million in the same period of 2004. These sales as a percent of total net sales for the three month period ended March 31, 2005 and 2004 were 95.3% and 89.3%, respectively. Direct web orders increased to $16.1 million, an increase of 36.5% over the same period of the preceding year. Strategic product categories also contributed to the year over year growth, which include desktop/server, memory and processors, and software which increased 37.0%, 19.4% and 18.3%, respectively.

Gross profit margins were 11.7% in the first quarter of 2005 which is a decrease from 12.2% in the first quarter of 2004, but up slightly sequentially from the immediately preceding quarter. Gross profit margins as a percent of sales vary on a quarterly basis due to vendor programs, product mix, pricing strategies, customer mix, and economic conditions.

Total selling, general and administrative expenses, as a percent of net sales, were 8.9% in the first quarter of 2005. This represents a decrease from 9.3% in the corresponding period of the prior year and an increase sequentially from 8.5% for the fourth quarter of 2004. The sequential increase is due to the Company's continued expansion of its account executive sales force. The Company expects to continue hiring 15 to 25 additional account executives per month during the second quarter to support its sales growth initiatives.

Asset Management

The Company's balance sheet remains in excellent condition. During the quarter, the Company repurchased and retired 165,500 shares of its common stock at an average price of $3.92 per share. The Company ended the first quarter of 2005 with over $4.8 million of cash and had no outstanding interest bearing borrowings against its line of credit. Consolidated working capital was $27.9 million at March 31, 2005 compared to $27.0 million at December 31, 2004.

The Company's net inventory of $17.4 million at March 31, 2005, remained unchanged from its net inventory at December 31, 2004. Inventory turns remained flat at 26 times annually compared to December 31, 2004. Trade accounts receivable slightly increased to $55.1 million at March 31, 2005, from $55.6 million at December 31, 2004. Days sales outstanding were 45 days, a decrease from 47 days at December 31, 2004.

About Zones, Inc.

Zones, Inc. and its subsidiaries are single-source direct marketing resellers of name-brand information technology products to the small to medium-sized business market, large and public sector accounts, while supporting their legacy Mac customers. Zones sells these products through outbound and inbound account executives, specialty print and e-catalogs, and the Internet. Zones offers more than 150,000 products from leading manufacturers including 3COM, Adobe, Apple, Cisco, Epson, HP, IBM, Kingston, Microsoft, Sony and Toshiba.

Incorporated in 1988, Zones, Inc., is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company's investor relations information can be accessed online at www.zones.com/IR.

A live webcast of the Company's management discussion of the first quarter will be available on the Company's Web site at www.zones.com/IR under upcoming events. The webcast will be held tomorrow, May 6, 2005, at 8:30 am PT.

This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, future growth, vendor support, account executive hiring and productivity, increased expenses of being a public company, pressure on margin, competition, state tax uncertainties, rapid technological change and inventory obsolescence, reliance on vendor relationships, dependence on personnel, potential disruption of business from information systems failure, reliance on outsourced distribution, and other risks and uncertainties detailed in the Company's filings with the SEC.

                         ZONES, INC.
                  CONSOLIDATED BALANCE SHEETS
                        (in thousands)
                         (Unaudited)

                                          March 31,      December 31,
                                             2005            2004
                                          --------        ---------
ASSETS
Current assets
  Cash and cash equivalents               $  4,802        $   6,457
  Receivables, net of allowance
   for doubtful accounts of
   $2,534 and $2,666                        53,234           53,903
  Vendor Receivables                         8,177           10,035
  Inventories, net                          17,436           17,405
  Prepaids                                   1,217              958
  Deferred income taxes                      1,525            1,525
                                          --------        ---------

    Total current assets                    86,391           90,283

Property and equipment, net                  3,869            3,951
Goodwill                                     5,098            5,098
Deferred income tax                          1,968            2,640
Other assets                                   172              172
                                          --------        ---------

    Total assets                          $ 97,498        $ 102,144
                                          ========        =========

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                        $ 37,718        $  34,250
  Inventory Financing                       12,812           14,306
  Accrued liabilities and other              6,640            7,331
  Line of credit                                 -            6,100
  Notes payable                              1,272            1,272
                                          --------        ---------

    Total current liabilities               58,442           63,259

Note payable for purchase of
 fixed asset                                    31               35
Notes payable to former shareholders
 of CPCS, net of current portion               972            1,272
Deferred rent                                1,032            1,027
                                          --------        ---------

    Total liabilities                       60,477           65,593
                                          --------        ---------

Commitments and contingencies

Shareholders' equity:
  Common stock                              38,167           38,788
  Accumulated deficit                       (1,146)          (2,237)
                                          --------        ---------

    Total shareholders' equity              37,021           36,551
                                          --------        ---------

    Total liabilities &
     shareholders' equity                 $ 97,498        $ 102,144
                                          ========        =========

                         ZONES, INC.
            CONSOLIDATED STATEMENTS OF OPERATIONS
            (in thousands, except per share data)
                         (unaudited)

                                            For the three months
                                               ended March 31,
                                             2005            2004
                                          ---------       ---------

Net sales                                 $ 126,331       $ 114,092
Cost of sales                               111,569         100,176
                                          ---------       ---------

  Gross profit                               14,762          13,916
Selling, general and
 administrative expenses                     11,199          10,649
Advertising expense, net                      1,738           1,890
                                          ---------       ---------

  Operating income                            1,825           1,377
                                          ---------       ---------

Other expense:                                   61              77

Income before income taxes                    1,764           1,300
Provision for income taxes                      673             509
                                          ---------       ---------

  Net income                              $   1,091       $     791
                                          =========       =========

  Basic income per share                  $    0.08       $    0.06
  Shares used in computation of
   basic income per share                    13,443          13,664
                                          =========       =========

  Diluted income per share                $    0.08       $    0.05
  Shares used in computation of
   diluted income per share                  14,466          14,487
                                          =========       =========

                         Operating Highlights
                          Supplemental Data

                                             Three months ended
                                         3/31/2005       3/31/2004
                                        ----------      ----------
Operating Data
  Number of orders                          99,389         111,838
  Average order size                         1,299           1,072
  Direct web net sales                  16,138,000      11,822,000
  Sales force, end of period                   292             268

Average Productivity (annualized)
  Per Account Executive                  1,731,000       1,703,000
  Per Employee                             828,000         831,000

Product Mix (% of sales)
  Notebook & PDA's                            13.0%           18.1%
  Desktops & Servers                          24.8%           19.6%
  Software                                    16.6%           15.2%
  Storage                                      9.1%            9.1%
  NetComm                                      3.8%            4.2%
  Printers                                     9.0%            9.8%
  Monitors & Video                            10.0%           10.3%
  Memory & Processors                          5.2%            4.8%
  Accessories & Other                          8.5%            8.9%

Contact:
Ronald McFadden
Zones, Inc.
Chief Financial Officer
253-205-3000